SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 20, 2008
(Date of Earliest Event Reported)

CALYPSO WIRELESS, INC.

(Exact Name Of Registrant As Specified In Its Charter)

Delaware	1-08497	13-5671924
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2500 N.W. 79th Ave., Suite 220, Doral, FL	33122
(Address of Principal Executive Offices)	(ZIP Code)

 Registrant's Telephone Number, Including Area Code: (305) 477-8722

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS.

On November 5, 2004, Drago Daic d/b/a Tribeca Inc, filed a lawsuit against the Company which has previously been reported in numerous filings.  The Company had retained outside counsel and had diligently defended the case. Previously, the Court entered a default judgment in favor of the Plaintiffs in the amount of approximately $83 million. In general terms, damages were based on the price of the stock at the time it was allegedly promised to Daic, approximately $6.00, plus treble damages. The judgment awarded Plaintiffs an additional approximately $34 million in attorney’s fees for a total judgment of $117,000,000.  The Company had filed a Bill of Review.   The Company’s current management retained new Counsel and requested a Continuance so that the new attorney’s could take over the case; however the judge did not grant the Company’s Motion for Continuance.  Based on a deposition by the former CEO, Mr. Turrini, in favor of Mr. Daic and against the Company; the judge granted Mr. Daic’s Motion for Summary Judgment which in effect reinstated the $117,000,000 judgment.  This week the judge granted a Motion for Turnover of the Calypso ASNAP patent and the Baxter patents.  The Company’s effort to raise funds to settle the lawsuit were unsuccessful.

Certain investment advisors are working toward an agreement which would settle the Daic lawsuit, in spite of the turnover, and would result in a change in management..  These advisors and their investor group have entered into an agreement to purchase and/or receive in transfer, from certain existing shareholders, 75 million shares of stock of the Company.  Concurrently, the Company has entered into a non-binding Letter of Intent with Mr. Daic laying out settlement terms.  This three-way transaction contemplates finalizing a Settlement Agreement with Mr. Daic and then the transfer of shares and funds to be held in an escrow account.  The new investor group will invest the funds into the Company to satisfy the terms of the Settlement Agreement with Mr. Daic.  Should the aforementioned transactions take place, a new board will be elected to replace the current board and new officers will be appointed by the new board.

Exhibit No.	Description
None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Calypso Wireless, Inc.
By: /s/ Cheryl L. Dotson, CFO and Director

Date: March 20, 2008